                                 Exhibit 12.1

                              Kohl's Corporation
                      Ratio of Earnings to Fixed Charges
                                    ($000s)

                                            Fiscal Quarter Ended
                                            --------------------                         Fiscal Year (1)
                                            May 4,     April 29,   -----------------------------------------------------------------
                                             1996        1995       1995          1994         1993         1992          1991
                                            ------     --------     ----          ----         ----         ----          ----
Earnings
- - --------
  Income before income taxes and
     extraordinary items                   $23,206      $19,926     $122,729      $117,451     $ 96,691     $50,134       $33,413

  Fixed charges                              9,377        6,335       30,770        19,758       16,144      21,503        30,922

  Less interest capitalized
     during period                            (176)        (327)      (1,287)         (603)        (376)          0             0
                                           --------    ---------     --------      --------     --------    --------      --------
                                           $32,407      $25,934      $152,212      $136,606     $112,459    $71,637       $64,335
                                           ========    =========     ========      ========     ========    ========      ========

Fixed Charges
- - -------------
  Interest (expensed or capitalized)        $4,443       $2,845       $14,895        $7,911       $6,253    $13,648       $24,797

  Portion of rent expense
    representative of interest               4,889        3,470        15,798        11,777        9,113      6,794         4,531

  Amortization of deferred
    financing fees                              45           20            77            70          778      1,061         1,594
                                           --------    ---------     --------      --------     --------    --------      --------
                                            $9,377       $6,335       $30,770       $19,758      $16,144    $21,503       $30,922
                                           ========    =========     ========      ========     ========    ========      ========

  Ratio of earnings to fixed charges         3.46         4.09         4.95(2)       6.91         6.97       3.33          2.08
                                           ========    =========     ========      ========     ========    ========      ========


(1) Fiscal 1994, 1993 and 1992 are 52 week years and fiscal 1995 and 1991 are 53 week years.
(2) Excluding the credit operations non-recurring expense of $14,052, the ratio of earnings to fixed charges would be 5.40.